Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132123-05

$741,449,200 (Approximate)

SEQUOIA MORTGAGE TRUST 2007-3

Mortgage Pass-Through Certificates, Series 2007-3

SEQUOIA RESIDENTIAL FUNDING, INC.
Depositor

August 28, 2007

SECURITY	PRICE PAID	PRICE RECEIVED
Sequoia Mortgage Trust 2007-3 Class 2A-A2 Certificates	99.01593%	97.046875%

The above referenced securities are being sold by Redwood Trust, Inc., parent of the depositor, at the price set forth above to: (1) Acacia CDO 9, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Acacia 9”) and pledge by it to LaSalle Bank National Association, as Trustee under an Indenture dated as of March 9, 2006, among Acacia 9, Acacia CDO 9, Inc. and the Trustee; (2) Acacia CDO 11, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Acacia 11”) for pledge by it to Wells Fargo Bank, National Association, as Trustee under an Indenture dated as of February 14, 2007, among Acacia 11, Acacia CDO 11, Inc. and the Trustee; and, (3) Acacia CDO CRE CDO 1, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Acacia CRE) for pledge by it to LaSalle Bank National Association, as Trustee under an Indenture dated as of December 14, 2005, among Acacia CRE, Acacia CRE CDO 1, Inc. and the Trustee.

Company Contact
Andrew Sirkis
(415) 389-7373
andy@redwoodtrust.com

The prospectus supplement dated July 25, 2007, should be read in its entirety by anyone considering an investment in the Securities being offered by RWT Holdings, Inc.
Consider carefully the risk factors beginning on page S-21 of the prospectus supplement.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Securities are made by prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement dated September 26, 2005 or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.

Supplement dated August 28, 2007
to the Prospectus Supplement dated July 25, 2007